Registration Statement No. 333-237342
Filed Pursuant to Rule 433

Pricing Term Sheet

Dated December 3, 2020

Bank of Montreal

US$1,500,000,000

Senior Medium-Term Notes, Series F

consisting of

US$900,000,000 0.450% Senior Notes due 2023

US$600,000,000 Floating Rate Notes due 2023

US$900,000,000 0.450% Senior Notes due 2023

Issuer:	Bank of Montreal (the “Bank”)

Title of Securities:	0.450% Senior Notes due 2023 (the “Fixed Rate Notes”)

Aggregate Principal Amount Offered:	US$900,000,000

Maturity Date:	December 8, 2023

Price to Public:	99.935%, plus accrued interest, if any, from December 8, 2020.

Underwriting Commission:	0.250% per Fixed Rate Note

Net Proceeds to the Bank after Underwriting Commission and Before Expenses:	US$897,165,000

Coupon:	0.450%

Interest Payment Dates:	June 8 and December 8 of each year, beginning on June 8, 2021. Interest will accrue from December 8, 2020.

Regular Record Dates:	May 24 and November 23

Benchmark Treasury:	UST 0.250% due November 15, 2023

Benchmark Treasury Yield:	0.202%

Spread to Benchmark Treasury:	T + 27 basis points

Re-offer Yield:	0.472%

Trade Date:	December 3, 2020

Settlement Date:	December 8, 2020; T+3

Optional Redemption:	The Bank may redeem the Fixed Rate Notes at any time prior to maturity, in whole or in part, at a price equal to the greater of (i) 100% of the principal amount of the Fixed Rate Notes to be redeemed and (ii) the Make-Whole Amount (as defined in the pricing supplement to which this offering of Fixed Rate Notes relates) with respect to such Fixed Rate Notes at a rate equal to the sum of the Treasury Rate (as defined in the pricing supplement to which this offering of Fixed Rate Notes relates) plus 5 basis points.

Taxation Redemption:	The Fixed Rate Notes may be redeemed upon the occurrence of certain events pertaining to Canadian taxation.

Canadian Bail-in Powers Acknowledgement:	Yes. The Fixed Rate Notes are subject to bail-in conversion under the Canadian bail-in regime.

CUSIP:	06368EA36

Denominations:	US$2,000 and multiples of US$1,000 in excess thereof.

Joint Book-Running Managers:	BMO Capital Markets Corp. Goldman Sachs & Co. LLC J.P. Morgan Securities LLC Morgan Stanley & Co. LLC Wells Fargo Securities, LLC

Co-Managers:

Barclays Capital Inc.

BofA Securities, Inc.

Citigroup Global Markets Inc.

Credit Agricole Securities (USA) Inc.

Credit Suisse Securities (USA) LLC

Desjardins Securities Inc.

HSBC Securities (USA) Inc.

Santander Investment Securities Inc.

UBS Securities LLC

UniCredit Capital Markets LLC

US$600,000,000 Floating Rate Notes due 2023

Issuer:	Bank of Montreal (the “Bank”)

Title of Securities:	Floating Rate Notes due 2023 (the “Floating Rate Notes”)

Aggregate Principal Amount Offered:	US$600,000,000

Maturity Date:	December 8, 2023 (the “Maturity Date”)

Price to Public:	100.000%, plus accrued interest, if any, from December 8, 2020

Underwriting Commission:	0.250% per Floating Rate Note

Net Proceeds to the Bank after Underwriting Commission and Before Expenses:	US$598,500,000

Interest Rate:	The interest rate on the Floating Rate Notes for each interest period will be equal to the Base Rate plus the Margin (the “Interest Rate”).

Base Rate:	A compounded average of daily SOFR determined by reference to the SOFR Index (as defined in the pricing supplement to which this offering of Floating Rate Notes relates (the “Pricing Supplement”)) for each quarterly interest period in accordance with the specific formula described under “Specific Terms of the Notes—Interest—Compounded SOFR” in the Pricing Supplement (the “Base Rate”)

Margin:	+35 basis points (the “Margin”)

Interest Payment Dates:	March 8, June 8, September 8 and December 8 of each year, beginning on March 8, 2021 (each, an “Interest Payment Date”).

Regular Record Dates:	Close of business on the day immediately preceding each Interest Payment Date (or, if the Floating Rate Notes are held in definitive form, the 15th calendar day preceding each Interest Payment Date, whether or not a business day).

Interest Period:	The period commencing on any Interest Payment Date (or, with respect to the initial interest period only, commencing on December 8, 2020) to, but excluding, the next succeeding Interest Payment Date, and in the case of the last such period, from and including the Interest Payment Date immediately preceding the Maturity Date to but not including such Maturity Date (the “interest period”).

Interest Payment Determination Dates:	The date two U.S. Government Securities Business Days before each Interest Payment Date.

U.S. Government Securities Business Day:	Any day except for a Saturday, a Sunday or a day on which the Securities Industry and Financial Markets Association

recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities (each, a “U.S. Government Securities Business Day”)

Day Count:	Actual/360

Day Count Convention:	If any Interest Payment Date falls on a day that is not a business day for the Floating Rate Notes, the Bank will postpone the making of such interest payment to the next succeeding business day (and interest thereon will continue to accrue to but excluding such succeeding business day) unless the next succeeding business day is in the next succeeding calendar month, in which case such Interest Payment Date shall be the immediately preceding business day and interest shall accrue to but excluding such preceding business day. If the Maturity Date or a redemption date for the Floating Rate Notes would fall on a day that is not a business day, the payment of interest and principal will be made on the next succeeding business day, but no additional interest shall accrue and be paid unless the Bank fails to make payment on such next succeeding business day.

Calculation Agent:

BMO Capital Markets Corp.

As further described under “Specific Terms of the Notes—Interest—Floating Rate Notes—Compounded SOFR” in the Pricing Supplement, the calculation agent will calculate the amount of accrued interest payable on the Floating Rate Notes for each interest period by multiplying (i) the outstanding principal amount of the Floating Rate Notes by (ii) the product of (a) the Interest Rate for the relevant interest period multiplied by (b) the quotient of the actual number of calendar days in such Observation Period (as defined in the Pricing Supplement) divided by 360.

Trade Date:	December 3, 2020

Settlement Date:	December 8, 2020; T+3

Taxation Redemption:	The Floating Rate Notes may be redeemed upon the occurrence of certain events pertaining to Canadian taxation.

Canadian Bail-in Powers Acknowledgement:	Yes. The Floating Rate Notes are subject to bail-in conversion under the Canadian bail-in regime.

CUSIP:	06368EA44

Denominations:	US$2,000 and multiples of US$1,000 in excess thereof.

Joint Book-Running Managers:	BMO Capital Markets Corp. Goldman Sachs & Co. LLC J.P. Morgan Securities LLC Morgan Stanley & Co. LLC Wells Fargo Securities, LLC

Co-Managers:

Barclays Capital Inc.

BofA Securities, Inc.

Citigroup Global Markets Inc.

Credit Agricole Securities (USA) Inc.

Credit Suisse Securities (USA) LLC

Desjardins Securities Inc.

HSBC Securities (USA) Inc.

Santander Investment Securities Inc.

UBS Securities LLC

UniCredit Capital Markets LLC

The Fixed Rate Notes and Floating Rate Notes (collectively, the “Notes”) are bail-inable debt securities (as defined in the prospectus) and subject to conversion in whole or in part – by means of a transaction or series of transactions and in one or more steps – into common shares of the Bank or any of its affiliates under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act (Canada) (the “CDIC Act”) and to variation or extinguishment in consequence, and subject to the application of the laws of the Province of Ontario and the federal laws of Canada applicable therein in respect of the operation of the CDIC Act with respect to the Notes.

Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade their Notes more than two business days prior to the settlement date will be required, by virtue of the fact that the Notes initially will settle in three business days (T+3), to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement.

Certain of the underwriters may not be U.S. registered broker-dealers and accordingly will not effect any sales within the United States except in compliance with applicable U.S. laws and regulations, including the rules of the Financial Industry Regulatory Authority, Inc.

The Bank has filed a registration statement (File No. 333-237342) (including a pricing supplement, a prospectus supplement and a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read those documents and the documents incorporated therein by reference that the Bank has filed with the SEC for more complete information about the Bank and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Bank, any underwriter or any dealer participating in the offering will arrange to send you the pricing supplement, the prospectus supplement and the prospectus if you request them by calling BMO Capital Markets Corp. toll-free at 1-866-864-7760, Goldman Sachs & Co. LLC toll-free at 1-866-471-2526, J.P. Morgan Securities LLC collect at 1-212-834-4533, Morgan Stanley & Co. LLC toll-free at 1-866-718-1649 or Wells Fargo Securities, LLC toll-free at 1-800-645-3751.